EXHIBIT 11.1

                           OPHTHALMIC IMAGING SYSTEMS
                        CALCULATION OF NET LOSS PER SHARE

The following table sets forth the calculation of basic and diluted loss per share:

                                                                     2000             1999
                                                               ----------------- ----------------
       Numerator for basic and diluted net loss per share      $  (1,171,563)    $  (1,242,840)
                                                               ================= ================

       Denominator for basic net loss per share:

          Weighted average shares                                  4,155,428         4,155,428

       Effect of dilutive securities (1):

          Employee stock options                                          --                --
          Warrants and other                                              --                --
                                                               ----------------- ----------------
       Dilutive potential common shares                                   --                --

                                                               ----------------- ----------------
       Denominator for diluted net loss per share                  4,430,413         4,155,428
                                                               ================= ================

       Basic net loss per share                                    $  (0.26)         $ (0.30)
                                                               ================= ================
       Diluted net loss per share                                  $  (0.26)         $ (0.30)
                                                               ================= ================

(1)  No amounts are included, as amounts are anti-dilutive.